Exhibit 95.1

Disclosure of Mine Safety and Health Administration (MSHA) Safety Data

BHP Billiton’s mining operations in the United States are subject to regulation by MSHA under the United States Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA inspects mines and issues various citations and orders when it believes a violation has occurred under the Mine Act, and it typically proposes a civilpenalty, or fine, related to the alleged violation.

The following disclosures are provided pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reformand Consumer Protection Act (“Dodd-Frank”), which requires certain disclosures by companies operating mines regulated under the Mine Act and which are required to file periodic reports under the Securities Exchange Actof 1934. The disclosures reflect only our United States mining operations as the requirements of Dodd-Frank do not apply to mines operated outside the United States.

During the year ended 30 June 2012, none of the mines operated by BHP Billiton received written notice from MSHA of (a) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health or safety hazards undersection 104(e) of the Mine Act or (b) the potential to have such a pattern.

The information in the table below reflects citations and orders issued by MSHA inspectors to the relevant BHP Billiton site during the year ended 30 June 2012. This data may not match or reconcile with the data MSHA maintains on its public website.

In evaluating this information, consideration should be given to factors such as: (a) the number of citations and orders may vary depending on the size, nature of operations and operational status of the mine, (b) the number of citations issued may vary from inspector to inspector and mine to mine, and (c) citations and orders may be contested and appealed, a process which may result in a reduction in severity and amount, or they might be dismissed.

Mine Safety Disclosures

	Navajo Coal Company	San Juan Coal Company	Pinto Valley Operations
Mine Act Section 104 – Significant and Substantial Citations (1)	39	89	10
Mine Act Section 104(b) Orders (2)	0	1	0
Mine Act Section 104(d) Citations and Orders (3)	4	5	0
Mine Act Section 110(b)(2) Flagrant Violations	0	0	0
Mine Act Section 107(a) Imminent Danger Orders	2	0	0
Total US$ Value of Proposed MSHA Assessments	$218,408	$494,022	$10,727
Total Number of Mining Related Fatalities (4)	1	0	0
Received Notice of Pattern of Violations Under Mine Act Section 104(e) (5)	No	No	No
Received Notice of Potential to Have Pattern of Violations Under Mine Act Section 104(e)	No	No	No
Total number of pending legal actions before the Federal Mine Safety and Health Review Commission (“FMSHRC”)	58	36	0
Number of pending contests of citations and orders	29	18	0
Number of pending contests of proposed penalties	29	18	0
Number of pending complaints for compensation	0	0	0
Number of pending complaints of discharge	0	0	0
Number of pending applications for temporary relief	0	0	0
Number of pending appeals of judges’ decisions or orders to the FMSHRC	0	0	0
Total number of legal actions instituted by the FMSHRC	2	33	0
Total number of legal actions before the FMSHRC resolved	1	15	0

Footnotes:

(1)

Represents the total number of citations issued by MSHA for violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard if left unabated.

(2)	Represents the total number of orders issued for failure to abate a citation under Mine Act Section 104(a) within the period prescribed by MSHA.

(3)	Represents the total number of citations and orders issued by MSHA for unwarrantable failure to comply with mandatory health or safety standards.

(4)

The fatality recorded against Navajo Coal occurred to one of our employees when the employee was walking outside the mine site on a break. BHP Billiton is contesting MSHA’s determination it was work-related but until the results of this are known has elected to include the fatality in this report. Across the Group, BHP Billiton use OSHA rules to assess work-relatedness and, against this standard, the incident will not be reported as a fatality in other BHP Billiton FY2012 external reports.

(5)

Represents whether the mine received written notice from MSHA of a pattern of violations of mandatory health or safety standards that could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards.